Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Issuer:

MEDTRONIC GLOBAL HOLDINGS S.C.A.

Guarantors:

MEDTRONIC PUBLIC LIMITED COMPANY

MEDTRONIC, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Exhibit 107

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Debt	4.250% Senior Notes Due 2028	457(r)	$1,000,000,000	99.693%	$996,930,000	0.0001102	$109,862
Fees to Be Paid (2)	Debt	Guarantee of Medtronic Public Limited Company of 4.250% Senior Notes Due 2028	457(n)	—	—	—		—
Fees to Be Paid (2)	Debt	Guarantee of Medtronic, Inc. of 4.250% Senior Notes Due 2028	457(n)	—	—	—		—

Fees to Be Paid	Debt	4.500% Senior Notes Due 2033	457(r)	$1,000,000,000	99.380%	$993,800,000	0.0001102	$109,517
Fees to Be Paid (2)	Debt	Guarantee of Medtronic Public Limited Company of 4.500% Senior Notes Due 2033	457(n)	—	—	—		—
Fees to Be Paid (2)	Debt	Guarantee of Medtronic, Inc. of 4.500% Senior Notes Due 2033	457(n)	—	—	—		—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$1,990,730,000		$219,379
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$219,379

(1)

The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

Exhibit 107

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is payable for the guarantee.